Exhibit 10.8

GAINSCO, INC.
1445 Ross Avenue, Suite 5300
Dallas, Texas 75202

August 27, 2004

Glenn W. Anderson
5792 Forest Highlands Drive
Fort Worth, Texas 76132

Dear Glenn:

     GAINSCO, INC. (the “Company” or “Employer”) considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

     The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the management of the Company and its direct and indirect subsidiaries (collectively, the “GAINSCO Companies”), including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a future change in control of the Company, although no such change is now contemplated.

     In order to induce you to remain in the employ of one or more of the GAINSCO Companies, and in consideration of your agreement set forth in Subsection 2(ii) hereof, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (this “Agreement”) in the event your employment with all of the GAINSCO Companies is terminated subsequent to a “Change in Control of the Company” (as defined in Section 2 hereof) under the circumstances described below.

     1. Term of Agreement. This Agreement shall commence on the date first set forth above and shall continue in effect through December 31, 2005; provided, however, that commencing on January 1, 2006 and each January thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than the September 30 preceding each such January 1, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, if a Change in Control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for the later of (i) the original or extended term or (ii) the end of the Post Transaction Period. The “Post Transaction Period” means a period of twenty-four (24) months beyond the date on which such Change in Control of the Company occurred. Notwithstanding the foregoing, in no event shall the term of this Agreement extend beyond the date that you attain sixty-five years of age.

     2. Change in Control.

          (i) No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company, as defined below. For purposes of this Agreement, a “Change in Control of the Company” shall be deemed to have occurred if, after the date of this Agreement,

               (A) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than an Approved Person (as defined below)) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a majority or more of the then outstanding Common Stock, par value $.10 per share, of the Company (“Common Stock”) (such Person, an “Acquiring Person”); or

               (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by or affiliated with any Acquiring Person or a Person who has entered into an agreement with the Company to effect a transaction described in clauses (A), (C) or (D) of this Subsection) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (“Continuing Directors”) cease for any reason to constitute a majority thereof; or

               (C) the Company merges or consolidates with any other corporation or other entity, or another corporation or other entity acquires Common Stock pursuant to a plan of exchange (within the meaning of Article 5.02 of the Texas Business Corporation Act, as amended (the “TBCA”)) (a “Share Exchange"), in each case other than a merger, consolidation or Share Exchange which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or Share Exchange; or

               (D) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets other than in the usual and regular course of business (as defined in Article 5.09B of the TBCA);

provided, however, that in no event shall any increase in a Person’s Beneficial Ownership of Common Stock as a result of the acquisition of securities of the Company by the Company or any of its subsidiaries be deemed a Change in Control of the Company.

          As used in this Agreement, (w) “Approved Person” means (1) an employee benefit plan of the Company (or a trustee or other fiduciary holding securities for such a plan) (collectively, an “Employee Plan”), or (2) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (3) a Person not less than a majority of whose voting securities are Beneficially Owned by the Company after giving effect to the transaction, or (4) any of Goff Moore Strategic Partners, L.P., a Texas limited partnership, Robert W. Stallings, James R. Reis, First Western Capital, LLC, an Arizona limited liability company, or any employee, partner, Affiliate or Associate of any of the foregoing Persons, or (5) any Person who was, directly or indirectly, the Beneficial Owner of 5% or more of the outstanding Common Stock on the date of this Agreement; (x) “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified Person (for this purpose the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise); (y) “Associate” means, with respect to any Person, (i) any corporation or entity (other than the Company or a Subsidiary of the Company) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Company or any of its Subsidiaries; and (z) “Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations) in which the Person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such corporation or other entity.

          (ii) For purposes of this Agreement, a “Potential Change in Control of the Company” shall be deemed to have occurred if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company, (B) any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company, (C) any Person, other than an Approved Person, who becomes the Beneficial Owner, directly or indirectly, of 10% or more of the outstanding Common Stock, increases his Beneficial Ownership of such securities by 5% or more of the Common Stock then outstanding, or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Company, you will remain in the employ of the GAINSCO Companies until the earliest of (1) a date which is one year after the occurrence of such Potential Change in Control of the Company, (2) the termination by you of your employment with the GAINSCO Companies by reason of death, Disability or Retirement as defined in Subsection 3(i), or (3) the occurrence of a Change in Control of the Company.

     3. Termination Following Change in Control. If a Change in Control of the Company shall have occurred, you shall be entitled to the benefits provided in Subsection 4(iii) hereof upon the subsequent termination of your employment during the Post Transaction Period unless such termination is (A) because of your death, Disability or Retirement, (B) by any GAINSCO Company for Cause, or (C) by you other than for Good Reason. You shall not be entitled to any benefits under this Agreement if your employment terminates prior to the occurrence of the Change in Control of the Company.

          (i) Disability; Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the GAINSCO Companies for a period of six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for “Disability.” Termination by the GAINSCO Companies or you of your employment based on "Retirement” shall mean termination with your consent in accordance with The GAINSCO, INC. 401(k) Plan (the “Retirement Plan”), including any early retirement, generally applicable to its salaried employees; provided, however, that termination based on “Retirement” shall not include retirement in conjunction with termination by you for Good Reason.

          (ii) Cause. Termination by the Company of your employment for “Cause” shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination, by you for Good Reason as defined in Subsections 3(iv) and 3(iii), respectively) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this Subsection and specifying the particulars thereof in detail.

          (iii) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence after a Change in Control of the Company of any of the following circumstances unless, in the case of paragraph (A), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections 3(v) and 3(iv), respectively, given in respect thereof:

      (A) the assignment to you of duties inconsistent with your employment status as President and Chief Executive Officer immediately prior to the Change in Control of the

Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control of the Company;

      (B) the failure (i) to pay to you the base salary to which you are entitled pursuant to Section 4(a) of your Employment Agreement entered into with the Company effective as of April 17, 1998 (your “1998 Employment Agreement”), (ii) to pay to you the bonus to which you are entitled under Section 2(a) of your Waiver and First Amendment to Employment Agreement dated as of August 27, 2004 (the “First Amendment”) with the Company or (iii) to deliver the Common Stock to which you are entitled under the Restricted Stock Agreement provided in Section 3(b) of the First Amendment; or

      (C) the relocation of the Company’s principal executive offices to a location outside of the Dallas/Fort Worth, Texas metroplex (or, if different, the metropolitan area in which such offices are located immediately prior to the Change in Control of the Company) or the Company’s requiring you to be based anywhere other than the Company’s principal executive offices except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations.

Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness.

          (iv) Notice of Termination. Any purported termination of your employment by Employer or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of the Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

          (v) Date of Termination, Etc. “Date of Termination” shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to full-time performance of your duties during such thirty (30) day period), and (B) if your employment is terminated pursuant to Subsection (ii) or (iii) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of termination pursuant to Subsection (ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Subsection (iii) above shall not be less than fifteen (15) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating whether or not specifically referenced in this Agreement when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement, except as provided in Subsection 4(iii)(B) below.

     4. Compensation upon Termination or During Disability. Following a Change in Control of the Company and upon termination of your employment or during a period of Disability, you shall be entitled to the following benefits:

          (i) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your salary at the rate in effect at the commencement of such period, together with all other compensation and benefits payable to you during such period, until this Agreement is terminated pursuant to Section 3(i) hereof. Thereafter, or in the event your employment shall be terminated by the Company or by you for Retirement, or by reason of your death, your benefits shall be determined under the Company’s retirement, insurance and other compensation plans and programs then in effect in accordance with the terms of such programs.

          (ii) If your employment shall be terminated by Employer for Cause or by you other than for Good Reason, Disability, death or Retirement, Employer shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation or benefit plan of any of the GAINSCO Companies at the time such payments are due, and no GAINSCO Company shall have any further obligations to you under or in respect of this Agreement.

          (iii) If your employment by Employer shall be terminated (a) by Employer other than for Cause, Retirement or Disability or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

               (A) Employer shall pay you your full base salary through the Date of Termination at the higher of (i) the rate in effect at the time Notice of Termination is given or (ii) the rate in effect at the time of the occurrence of the Change in Control of the Company, plus all other amounts that have accrued, and to which you are entitled, under any compensation plan of the Company, at the time such payments are due, except as otherwise provided below; and

               (B) in lieu of any further salary payments to you for the period subsequent to the Date of Termination, Employer shall pay as severance pay to you a lump sum cash severance payment in an amount equal to 200% of your annual base salary in effect at the time the Change in Control of the Company occurred; provided, however, that (x) you shall not be entitled to receive such severance payment in the event that you are entitled to receive the amount determined pursuant to Section 6(b)(ii) of your 1998 Employment Agreement and (y) any such payment shall be conditioned upon your execution and delivery to Employer of a Separation Agreement and General Release substantially in the form attached hereto as Exhibit “A” (the “Separation Agreement”). Employer shall have no obligation whatsoever to pay any severance pay or other amount to you pursuant to this Subsection 4(iii)(B) unless and until you have executed and delivered the Separation Agreement. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by you in connection with a Change in Control of the Company or the termination of your employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, its successors, any Person whose actions result in a Change in Control of the Company or any Person affiliated with (or which, as a result of the completion of the transactions causing a Change in Control of the Company, will become affiliated with) the Company or such Person within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”) (all such payments and benefits being hereinafter called the “Severance Payments”) would not be deductible (in whole or in part), by the Company, Employer, an affiliate or any Person making such payment or providing such benefit as a result of section 280G of the Code, then, to the extent necessary to make such portion of the Severance Payments deductible (and after taking into account any reduction in the Severance Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement), (A) the cash Severance Payments shall first be reduced (if necessary, to zero), and (B) all other non-cash Severance Payments shall next be reduced. For purposes of this limitation, (i) no portion of the Severance Payments, the receipt or enjoyment of which you shall have effectively waived in writing prior to the Date of Termination, shall be taken into account, (ii) no portion of the Severance Payments shall be taken into account which, in the opinion of tax counsel selected by the Company’s independent auditors does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, including by reason of section 280G(b)(4)(A) of the Code, (iii) the Severance Payments shall be reduced only to the extent necessary so that the Severance Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Severance Payments shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

               (C) the payments provided for in paragraphs (A) and (B) above shall be made not later than the 30th day following the Date of Termination; provided, however, that if the amount of such payment cannot be finally determined on or before such day, Employer shall pay to you on such day an estimate, as determined in good faith by Employer, of the minimum amount of such payment and shall pay the remainder of such payment (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the 60th day after the Date of Termination; and provided, further, that notwithstanding anything to the contrary contained in this Agreement, the payments provided for in paragraph (B) above shall not be made any earlier than the eleventh (11th) day following your execution (without revocation) of the Separation Agreement. In the event that the amount of any estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Employer to you, payable on the fifth business day after demand by Employer (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

          (iv) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to Employer, or otherwise.

          (v) In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you, at the respective time or times such payments are due, under the Retirement Plan(s), and any other plan or agreement relating to retirement benefits.

     5. Successors: Binding Agreement. (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, unless the successor’s obligations to so perform are clearly established under applicable law. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from Employer in the same amount and on the same terms as you would be entitled to hereunder if you terminate your employment for Good Reason following a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

     6. Guarantee. The Company hereby unconditionally guarantees payment and performance in full of all obligations of Employer under this Agreement and any renewals or extensions hereof. This guarantee is a continuing guarantee and may not be revoked by the Company without your written consent and shall expire only when this Agreement and all renewals or extensions of it have terminated.

     7. Notice. For the purpose of this Agreement, notices and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

1445 Ross Avenue, Suite 5300
Dallas, TX 75202
Attn: President

If to you:

5792 Forest Highlands Drive
Fort Worth, Texas 76132

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     8. Entire Agreement; Modification. THIS AGREEMENT SUPERSEDES ALL PRIOR AGREEMENTS, WHETHER WRITTEN OR ORAL, BETWEEN YOU, ON THE ONE HAND, AND ANY OF THE PARTIES TO THIS AGREEMENT OR ANY OTHER GAINSCO COMPANY, ON THE OTHER HAND, ONLY WITH RESPECT TO ITS SPECIFIC SUBJECT MATTER (INCLUDING WITHOUT LIMITATION ANY PRIOR AGREEMENT OR UNDERSTANDING WITH RESPECT TO A CHANGE IN CONTROL (HOWEVER THEREIN DEFINED OR UNDERSTOOD) OF THE COMPANY) AND CONSTITUTES A COMPLETE AND EXCLUSIVE STATEMENT OF THE TERMS OF THE AGREEMENT AMONG THE PARTIES WITH RESPECT TO ITS SPECIFIC SUBJECT MATTER; PROVIDED, HOWEVER, THAT THIS AGREEMENT DOES NOT SUPERCEDE SECTION 6(C) OF YOUR 1998 EMPLOYMENT AGREEMENT. IN THE EVENT THAT YOU ARE PARTY TO AN EMPLOYMENT AGREEMENT WITH ANY GAINSCO COMPANY THAT PROVIDES FOR ANY PAYMENT TO YOU UPON A CHANGE IN CONTROL (HOWEVER THEREIN DEFINED OR UNDERSTOOD), YOU SHALL BE ENTITLED TO THE GREATER OF THE PAYMENT DUE TO YOU THEREUNDER OR UNDER THIS AGREEMENT, BUT NOT TO PAYMENTS BOTH THEREUNDER AND UNDER THIS AGREEMENT. THIS AGREEMENT MAY NOT BE AMENDED, SUPPLEMENTED, OR OTHERWISE MODIFIED EXCEPT BY AN AGREEMENT IN WRITING AND SIGNED BY YOU AND SUCH OFFICER AS MAY BE DULY AUTHORIZED TO ACT ON THE COMPANY’S BEHALF.

     9. Applicable Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.

     10. Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

     11. Validity; Survival. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. The obligations of the Company and Employer under Subsections 4(i), 4(ii) and 4(v) shall survive the expiration of the term of the Agreement.

     12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     13. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Tarrant County, Texas in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance or your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely, GAINSCO, INC.
By:	/s/ John H. Williams
John H. Williams
Chairman of the Compensation Committee of the Board of Directors of GAINSCO, INC.

Agreed to effective the
27th day of August, 2004

/s/ Glenn W. Anderson

                  Glenn W. Anderson

EXHIBIT “A”

SEPARATION AGREEMENT AND GENERAL RELEASE

     THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) dated as of the                    day of                   , 20                    (the “Effective Date”), is by and between                    (“Employee”), and GAINSCO, INC., a Texas corporation (the “Company” or "Employer”).

     WHEREAS, Employee and Employer desire to terminate their relationship on an amicable basis;

     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions. All capitalized terms used but not otherwise defined in this Agreement are used with the same meaning as in the letter agreement dated August 27, 2004 among Employee and the Company (the “Change in Control Agreement”).

     2. Termination of Employment. Employee and Employer hereby terminate by mutual consent the employment of Employee by Employer and any other GAINSCO Companies effective as of the Effective Date. Employee hereby resigns any and all positions and directorships he holds with Employer and any other GAINSCO Companies effective as of the Effective Date.

     3. Release. Employee hereby irrevocably and unconditionally releases and forever discharges the Company, each of the GAINSCO Companies, and each of their respective subsidiaries and other affiliated companies and their respective agents, employees, representatives, officers, directors, shareholders, trustees and attorneys, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the “Released Parties”) from any and all debts, liabilities, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (except as set forth below and except for workers’ compensation claims and claims for vested benefits payable under employee benefit plans covering Employee) (collectively, the “Claims”) against the Released Parties, that now exist or that may arise in the future out of any matter, transaction or event occurring prior to or on the Effective Date, including without limitation, any claims of breach of contract or for retirement or severance or other termination pay (except as set forth in Section 4 below), or claims of harassment or discrimination (for example, on the basis of age, sex, race, handicap, disability, religion, color or national origin) under any federal, state or local law, rule or regulation, including, but not limited to the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq. Employee further agrees not to file or bring any claim, suit, civil action, complaint, arbitration or administrative action in any city, state or federal court or agency or arbitration tribunal with respect to any Claim.

     4. Consideration. In consideration of Employee’s execution of this Agreement, Employee shall be entitled to receive from Employer as a one-time severance payment (the “Severance Payment") the amount specified in Section 4(iii)(B) of the Change in Control Agreement. Employee acknowledges that no other promise or agreement of any kind has been made to Employee or with Employee by any Person whatsoever to cause Employee to sign this

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Agreement. Employee further acknowledges and agrees that the Severance Payment, together with the other consideration provided for in the Change in Control Agreement, shall constitute full accord and satisfaction of all severance obligations in connection with Employee’s employment, except that the parties agree that Employee’s execution of this Agreement shall not affect any rights which Employee may have pursuant to Employee’s 1998 Employment Agreement, the First Amendment thereto or any other written agreement, policy, plan or program of any GAINSCO Company providing employee benefits (including under any stock option agreements), which rights shall be governed by the terms thereof.

     5. No Disparagement. Employee agrees that he or she will refrain from speaking ill of or making any disparaging comment about any GAINSCO Company or any employee or member of management of any GAINSCO Company, following the termination of Employee’s employment.

     6. No Solicitation. For a period of eighteen (18) months following the Effective Date of this Agreement, Employee agrees not to (i) divert or solicit the business or patronage of any customer, insured, or general agent of any GAINSCO Company for any purpose competitive with any ongoing business line or venture in which any GAINSCO Company is engaged as of the Effective Date of this Agreement, or (ii) solicit or encourage any officer or employee of any GAINSCO Company to leave its employ.

     7. Confidential Information and Trade Secrets. As used herein, “Confidential Information” means any data or information that is competitively sensitive and not generally known by the public including, but not limited to, the business plans, lists of customers, insureds, prospective customers and prospective insureds, training manuals, product development plans, unit-based provider reimbursement systems, bidding and pricing procedures, market plans and strategies, projections, internal performance statistics, financial data, confidential personnel information concerning employees of any of the GAINSCO Companies, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements of the Company, Employer or any GAINSCO Company. The term “Confidential Information” shall not apply to information which is (i) already in Employee’s possession (unless such information was obtained by Employee in the course of Employee’s employment) or (ii) required to be disclosed by any applicable law or by an order of a court of competent jurisdiction. Employee recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of Employer and its affiliates. Until such time as it may cease to be Confidential Information through no act of Employee in violation of this Agreement, Employee will not use or disclose any Confidential Information.

     8. Disclaimer of Liability. Employee acknowledges that this Agreement shall not in any way be construed as an admission by any of the Released Parties of any wrongful or illegal act against Employee or any other person, and that the Released Parties expressly disclaim any liability of any nature whatsoever arising from or related to the subject of this Agreement.

     9. COMPETENCY. EMPLOYEE ACKNOWLEDGES THE FOLLOWING:

a.	THAT HE OR SHE FULLY COMPREHENDS AND UNDERSTANDS ALL OF THE TERMS OF THIS AGREEMENT AND THEIR LEGAL EFFECTS;

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b.	THAT HE OR SHE IS COMPETENT TO EXECUTE THIS AGREEMENT;

c.	THAT IT IS EXECUTED KNOWINGLY AND VOLUNTARILY AND WITHOUT RELIANCE UPON ANY STATEMENT OR REPRESENTATION OF ANY RELEASED PARTY OR ITS REPRESENTATIVES;

d.	THAT THIS AGREEMENT IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY HIM OR HER OR BY THE AVERAGE INDIVIDUAL ELIGIBLE TO PARTICIPATE IN THIS PROGRAM;

e.	THAT HE OR SHE HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND THAT HE OR SHE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE REGARDING THIS AGREEMENT;

f.	THAT EMPLOYEE DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE THIS AGREEMENT IS EXECUTED;

g.	THAT EMPLOYEE WAIVES RIGHTS OR CLAIMS UNDER THIS AGREEMENT ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EMPLOYEE WAS ALREADY ENTITLED;

h.	[THAT HE OR SHE HAS BEEN PROVIDED THE MATERIALS REGARDING THE CLASS, UNIT, OR GROUP OF INDIVIDUALS ELIGIBLE FOR THIS COMPENSATION AND THE TIME LIMITS APPLICABLE TO SUCH PROGRAM;] [This clause to be included if required by or advisable under applicable law.]

i.	[THAT HE OR SHE HAS BEEN PROVIDED THE JOB TITLES AND AGES OF ALL INDIVIDUALS ELIGIBLE OR SELECTED FOR THE PROGRAM AND THE AGES OF ALL INDIVIDUALS IN THE SAME JOB CLASSIFICATION OR ORGANIZATIONAL UNIT WHO ARE NOT ELIGIBLE OR SELECTED FOR THE PROGRAM;] [This clause to be included if required by or advisable under applicable law.]

j.	THAT HE OR SHE HAS HAD A PERIOD OF AT LEAST 21 DAYS [or 45 days, if required by or advisable under applicable law] WITHIN WHICH TO CONSIDER THIS AGREEMENT;

k.	THAT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT, EMPLOYEE MAY REVOKE THIS AGREEMENT AND IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN-DAY PERIOD HAS EXPIRED OR SUCH LATER DATE AS PROVIDED FOR HEREIN.

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     10. Parties in Interest. This Agreement is for the benefit of the Released Parties and shall be binding upon Employee and his representatives and heirs.

     11. Governing Law. This Agreement and the rights and obligations of Employee hereunder shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas.

     12. Amendment. This Agreement may not be clarified, modified, changed or amended except in writing and signed by Employee and Employer or a successor-in-interest of Employer.

     13. Enforcement of Laws. Nothing in this Agreement affects the rights and responsibilities of the Equal Employment Opportunity Commission (the “Commission”) to enforce the anti-discrimination laws, and this waiver does not affect Employee’s right to file a charge or participate in an investigation or proceeding with the Commission. However, Employee waives any rights or claims, known or unknown, to participate in any recovery under any proceeding or investigation by the Equal Employment Opportunity Commission or any state or local commission concerned with the enforcement of anti-discrimination laws

     14. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

[Intentionally left blank.]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EMPLOYEE:

Glenn W. Anderson

THE COMPANY

GAINSCO, INC.

By:

______________________, its ________

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